Exhibit 99.1

                                VSB Bancorp, Inc.
                    First Quarter 2004 Results of Operations
                  VSB REPORTS 88% GROWTH IN QUARTERLY EARNINGS


Contact Name:
Ralph M. Branca
Executive Vice President
(718) 979-1100

Staten Island, N. Y. -- April 13, 2004. VSB Bancorp, Inc. (NASDAQ OTCBB: VSBN) reported quarterly net income of $499,170 for the first quarter of 2004, an 87.6% increase from the first quarter of 2003. All per share data have been adjusted for the 4 for 3 stock split, in the form of a 33 1/3 stock dividend paid on March 8, 2004. The following unaudited figures were released today. Pre-tax income was $934,608 in the first quarter of 2004, as compared to $500,427 for the first quarter of 2003, an increase of $434,181, or 86.8%. Net income was $499,170, or net income of $0.35 per common share, as compared to a net income of $266,086, or a net income per common share of $0.19, for the quarter ended March 31, 2003. All share data has been adjusted for the Bancorp's four for three stock split. The increase in net income was attributable to the increase in net interest income of $464,977 and an increase in non-interest income of $89,456, which was partially offset by the increase in non-interest expense of $110,252 and the increase in the provision for loan loss of $10,000. Total assets increased to $187.2 million, an increase of $2.2 million from December 31, 2003. Total deposits stood at $168.9 million, an increase of $1.2 million for the same period. The Bancorp's Tier 1 capital ratio of 8.72% includes, as Tier 1 capital, $3.8 million (25% of its total capital base) from the $5 million trust preferred securities that it issued in August 2003.

Average interest-earning assets and average loans grew $31.1 million and $3.7 million, respectively, from the first quarter of 2003. Average investment securities and other interest earning assets increased $26.9 million from the same period. Average demand deposits (an interest free source of funds for the Bank to invest) remained approximately 42% of average total deposits. The Bank's interest rate spread and interest rate margin were 4.30% and 4.76%, respectively, for the quarter ending March 31, 2004 as compared to 4.10% and 4.54%, respectively, for the quarter ended March 31, 2003. Non-interest income grew to $473,782 in the first quarter of 2004, an increase of $89,456 from the first quarter of 2003. Non-interest expense totaled $1.4 million, an increase of $110,252 from the first quarter of 2003. The growth in non-interest expense is directly attributable to increased personnel expenses relating to new staff, increases in health insurance costs and other benefits and increased occupancy expenses.

Merton Corn, President and CEO of VSB Bancorp, Inc., stated "Compared to the first quarter of 2003, we have posted strong numbers but these numbers are weaker than the fourth quarter of 2003. Most of the growth in net income for the first quarter of 2004 was due to the increase in interest-earning assets of the

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Bancorp from the first quarter of 2003. We are poised at the eventual rise in the interest rate market which will have a dampening effect on future earnings." Mr. Joseph J. LiBassi, VSB Bancorp, Inc.'s Chairman stated "Our basic earnings per share for this quarter was $0.35, which is $.01 less than our record December 2003 quarter. Our first quarter 2004 Return on Assets and Return on Equity was 1.11% and 17.75%, respectively. The continued implementation of our strategy to deliver the highest quality personal service drives Victory's reputation as the Island's premier business bank."

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, commenced operations on November 17, 1997. The Bank's initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp's total equity has increased to $11.4 million since its inception. The Bank operates four full service locations in Staten Island, the main office in the Oakwood Heights Shopping Center, the second on Forest Avenue, the third on Hyatt Street and the fourth branch on Hylan Boulevard.

Statements contained in this press release, which are not historical facts, are forward -looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to materially differ from those currently, anticipated.

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                                VSB Bancorp, Inc.
                 Consolidated Statements of Financial Condition
                                 March 31, 2004

                                                    March 31,       December 31,
                                                      2004             2003
                                                  -------------    -------------
                                                  (unaudited)
Assets:

 Cash and due from banks                          $  37,536,113    $  30,187,741
 Investment securities, available for sale           79,443,372       83,770,903
 Loans receivable                                    67,541,410       67,981,461
 Allowance for loan loss                             (1,224,893)      (1,162,776)
                                                  -------------    -------------
 Loans receivable, net                               66,316,517       66,818,685
 Bank premises and equipment, net                     2,014,634        2,132,154
 Accrued interest receivable                            560,170          588,232
 Deferred taxes                                         765,150          934,710
 Other assets                                           538,444          542,545
                                                  -------------    -------------
      Total assets                                $ 187,174,400    $ 184,974,970
                                                  =============    =============

Liabilities and stockholders' equity:

Liabilities:
 Deposits:
    Demand and checking                           $  78,953,873    $  77,416,339
    NOW                                              23,816,835       23,627,653
    Money market                                     23,942,246       23,709,155
    Savings                                          11,534,669       10,394,955
    Time                                             30,204,372       32,287,215
                                                  -------------    -------------
       Total Deposits                               168,451,995      167,435,317
 Escrow deposits                                        456,610          267,484
 Trust preferred securities                           5,000,000        5,000,000
 Accounts payable and accrued expenses                1,833,235        1,630,544
                                                  -------------    -------------
       Total liabilities                            175,741,840      174,333,345

Stockholders' equity:
 Common stock, ($.0001 par value, 3,000,000
   shares authorized, 1,411,982 and 1,407,997
   issued and outstanding, respectively)                    141              106
 Additional paid in capital                           7,080,155        7,031,499
 Retained earnings                                    4,278,856        3,779,686
 Accumulated other comprehensive income (loss),
   net of taxes of $64,034 and $(148,001),
   respectively                                          73,408         (169,666)
                                                  -------------    -------------
       Total stockholders' equity                    11,432,560       10,641,625
                                                  -------------    -------------
       Total liabilities and stockholders'
         equity                                   $ 187,174,400    $ 184,974,970
                                                  =============    =============
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                                VSB Bancorp, Inc.
                      Consolidated Statements of Operations
                                 March 31, 2004
                                   (unaudited)

                                        Three months       Three months
                                            ended             ended
                                        Mar. 31, 2004     Mar. 31, 2003
                                        --------------    --------------
Interest and dividend income:
 Loans receivable                       $    1,313,740    $    1,163,683
 Investment securities                         845,189           472,600
 Other interest earning assets                  25,218            51,712
                                        --------------    --------------
     Total interest income                   2,184,147         1,687,995

Interest expense:
 NOW                                            23,782            30,646
 Money market                                   47,810            81,811
 Savings                                        13,438            14,582
 Trust preferred                                86,363                --
 Time                                           78,112            91,291
                                        --------------    --------------
     Total interest expense                    249,505           218,330

Net interest income                          1,934,642         1,469,665
Provision for loan loss                         50,000            40,000
                                        --------------    --------------
    Net interest income
       after provision for loan loss         1,884,642         1,429,665

Non-interest income:
 Loan fees                                      15,523            40,828
 Service charges on deposits                   427,690           337,049
 Net rental income/(loss)                        8,032            (4,175)
 Other income                                   22,537            10,624
                                        --------------    --------------
     Total non-interest income                 473,782           384,326

Non-interest expenses:
 Salaries and benefits                         796,267           674,781
 Occupancy expenses                            231,327           250,320
 Legal expense                                  30,875            28,650
 Professional fees                              46,250            34,500
 Computer expense                               64,694            73,365
 Other expenses                                254,403           251,948
                                        --------------    --------------
     Total non-interest expenses             1,423,816         1,313,564

       Income before income taxes              934,608           500,427
                                        --------------    --------------

Provision (benefit) for income taxes:
 Current                                       477,913           249,401
 Deferred                                      (42,475)          (15,060)
                                        --------------    --------------
     Total provision for income taxes          435,438           234,341

              Net income                $      499,170    $      266,086
                                        ==============    ==============
Basic income per common share           $         0.35    $         0.19
                                        ==============    ==============
Fully diluted net income per share      $         0.34    $         0.18
                                        ==============    ==============
Book value per common share             $         8.10    $         7.54
                                        ==============    ==============

See notes to financial statements

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